UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROUROCARE MEDICAL INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1212923
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6440 Flying Cloud Dr., STE 101

Eden Prairie, MN  55344

(Address of Principal Executive Offices, including zip code)

2009 Stock Plan

(Full title of plan(s))

Richard C. Carlson, Chief Executive Officer	Copies to:
6440 Flying Cloud Dr., STE 101	Timothy Hearn
Eden Prairie, MN 55344	Dorsey & Whitney, LLP
(952) 476-9093	50 South 6th Street, Suite 1500
(Name, address and telephone number, including area code, of agent for service)	Minneapolis, MN 55402-1498 (612) 340-7802

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, $0.00001 par value per share	1,200,000	$1.37	$1,644,000	$91.74

(1)		The number of shares being registered represents the number of shares of the registrant’s common stock issuable under the 2009 Stock Plan.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable under such plans pursuant to their respective anti-dilution provisions.

(2)

Estimated solely for purposes of computing the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act. The proposed maximum offering price is based upon the average of the closing bid and asked prices of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on October 13, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by ProUroCare Medical Inc. (the “Company”) are incorporated by reference in this registration statement, as of their respective dates:

(1)        the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Commission on March 26, 2009;

(2)        the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 filed with the Commission on May 14, 2009 and August 14, 2009, respectively;

(3)        the Company’s Current Reports on Form 8-K filed with the Commission on March 25, 2009, May 28, 2009, June 22, 2009, August 5, 2009, August 11, 2009, August 17, 2009, September 22, 2009 and September 28, 2009; and

(4)        the description of the Company’s common stock contained in any registration statement filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed by the Company under the Exchange Act for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the dates hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers and Directors.

Pursuant to Article Sixth of the Company’s Amended and Restated Articles of Incorporation, the personal liability of a director of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law, as the same exists or may hereafter be amended.  The Company shall indemnify (and advance expenses to) its directors and officers to the fullest extent permitted by law.

Sections 78.502 and 78.751 of the NRS permit, but do not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the NRS shall not be deemed exclusive of any indemnification right under the articles of incorporation, any bylaw, vote of stockholders or disinterested directors, or otherwise. The NRS permits indemnification against expenses, including attorneys’ fees, judgments, fines, and amount paid in settlement actually and reasonably incurred in connection with legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.  To the extent such director, officer, employee or agent is successful in defense of the action, the NRS provides that the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense. The NRS does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the actions or indemnification is ordered by the court.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

4.1	ProUroCare Medical Inc. 2009 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 17, 2009).

5.1	Opinion of Dorsey & Whitney, LLP (filed herewith).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Dorsey & Whitney, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (filed herewith)

Item 9.  Undertakings.

The undersigned Company hereby undertakes:

•      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That

Paragraphs (a)(1)(i) and (a)(1)(ii) of Item 512 of Regulation S-K do not apply, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the

Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

•      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

•      That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

•      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eden Prairie, State of Minnesota, on October 16, 2009.

PROUROCARE MEDICAL INC.

/s/ Richard C. Carlson
Richard C. Carlson Chief Executive Officer
(principal executive officer)

/s/ Richard Thon
Richard Thon, Chief Financial Officer
(principal financial officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed below on October 16, 2009 by the following persons in the capacities indicated.

Name	Title

/s/ Richard C. Carson	Chairman and Chief Executive Officer
Richard c. Carlson

/s/ David Koenig*	Director
David Koenig

/s/ Robert Rudelius*	Director
Robert Rudelius

/s/ Scott Smith*	Director
Scott Smith

*Executed this 16th day of October, 2009, on behalf of the indicated directors by Richard Thon, duly appointed attorney-in-fact.

By	/s/ Richard Thon
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	ProUroCare Medical Inc. 2009 Stock Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 17, 2009).

5.1	Opinion of Dorsey & Whitney, LLP (filed herewith).

23.1	Consent of Baker Tilly Virchow Krause, LLP (filed herewith).

23.2	Consent of Dorsey & Whitney, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (filed herewith)